MANAGEMENT CONTRACT

This Agreement ("Agreement") is entered into this 15th day of January, 1997, by and between Ronnie Case (hereinafter, "Case"), whose address is 548 Diaz Avenue, Oxnard, California 93030 and Chaos Group, Inc. (hereinafter "Chaos"), whose address is 345 North Maple Drive, Suite 185, Beverly Hills, California 90210.

WHEREAS, Case desires to provide his expertise and services in the fields of executive general management to Chaos; and

WHEREAS, Chaos desires to use the services and expertise of Case in the management of the company;

NOW, THEREFORE, the parties agree to be bound to the terms of this Agreement as follows:

1.  Duties

A. During the Term of this Agreement, Case will serve as the Senior Vice President of Chaos and will perform such duties to include, but not be limited to, providing Chaos with his expertise in operations and general management.

B. Case will oversee and direct all plant and facility operations of Chaos and its subsidiary, Clear Vision, Inc. and will be directly responsible to the President of Chaos.

C. Case will direct his attention at all times, and, in such a way, as to maximize the company's market presence, operational efficiency and its net income.

D. Reynolds will ensure that accurate and current records of Clear Vision, Inc. are at all times maintained, and will provide timely reports to the President keeping him informed as to the direction of the company.

E. Case will perform all other reasonable tasks within his expertise as may be periodically assigned to him by the Board of Directors or President.

2.  Term and Termination

A. This Agreement shall commence on the day, month and year first above written and shall continue in full force and effect for a period of thirty six (36) months.

B. This Agreement may be terminated at will, with or without cause, by either Case or by the Board of Directors of Chaos after having given a thirty (30) day written notice to the other party to the address of record personally or by mail, postage prepaid, or by facsimile machine message.

3.  Compensation

A. Case will devote his full time and effort to the performance of his duties as set forth in this Agreement. For these services, Chaos will compensate Case in a base salary in the amount of Two Thousand Dollars ($2,000.00) per month. If Chaos realizes a net profit, after having given effect for tax liability, for a full twelve (12) months ending coincident with its fiscal year end, to wit December 31, then at the direction of the Board of Directors, Case's salary may be increased to Three Thousand Dollars ($3,000.00) per month.

B. Case may accrue any portion of his salary and Chaos will maintain this accrual as a primary short-term liability on its books of record. In the event of termination of this Agreement, all accrual still existing on the company books of record will be paid to Case within five (5) business days of said termination by either party to this Agreement.

C. Upon execution of this Agreement, Case will be vested with an option to purchase up to and including 40,000 shares of the company's common stock (par value $0.001) for a value of $0.25 per share. Thereafter, and for each fiscal year during the term of this Agreement wherein a net profit has been realized by Chaos, after giving effect for tax liabilities, Case will be granted options to purchase an additional fifty thousand (50,00) shares of said stock at $0.25 per share. Case may exercise his earned options at any time either by direct payment to the company or by applying an offset of equal amount against any accrual on his behalf then existing on the books of the corporation.

D. Case agrees that neither federal nor state nor local taxes will be withheld from his payroll, and as such he is fully and personally liable for their payment.

4.  Confidentiality

Case agrees to maintain in strictest confidence all information provided by Chaos or any subsidiary of Chaos regarding any and all proprietary information. Case further agrees to hold in trust and use such information only as needed to fulfill Case's obligations for Chaos' sole benefit. Case shall not use such information for his own benefit, publish or otherwise disclose it to others, or permit its use to the detriment of Chaos. Upon termination of Case's obligations under this Agreement, Case shall return to Chaos all copies of all information provided by Chaos to Case, including partial copies and derivative works of such information.

5.  Limitation on Use

Case shall use the proprietary information provided to him by Chaos only in connection with the duties as set forth in
Section 1 of this Agreement. It is expressly understood and agreed, however, that Reynolds may perform duties for others which are not based upon or derived from Chaos' proprietary and/or patented information. Except as provided in this Agreement, Case shall have no right to disclose or use proprietary of Chaos and no license is granted or implied under this Agreement.

6.  Indemnification

(A) Case shall indemnify, defend, and hold harmless
Chaos for claims, actions, losses, damages and expenses, including costs and reasonable attorneys fees, arising out of Case's negligence relating to any breach of this Agreement.

(B)  Chaos shall indemnify, defend, and hold
harmless Case from and against all claims, actions, losses, damages, and expenses, to include costs and reasonable attorneys fees, arising out of Chaos' negligence or breach of this Agreement, or otherwise relating to any of the services accepted and approved by Chaos under this Agreement.

7.  Force Majeure

(A) Either party shall be excused for any inability to perform, or for a delay in performance, when the inability or delay is due to any cause beyond its reasonable control, including, but not limited to, an act of God, storm, flood, earthquake, labor strike or other labor work stoppage, equipment failure, rebellion, riot, sabotage, fire, explosion, or government act or regulation.

(B) The affected party shall promptly notify the other party of the occurrence of such a cause and specify its reasonable efforts to remove the cause or its inability to perform, or delay in performance, provided, however, the affected party shall not be required to settle a labor dispute against its own best judgment.

8.  Headings

The headings appearing in this Agreement have been inserted for the purposes of convenience and ready reference.
They do not purport to and shall not be deemed to define, limit or extend the scope or intent of the provisions to which they appertain.

9.  Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of California.

10.  Waiver

The failure of either party at any time to enforce any provision of this Agreement, to exercise its rights under any provision, or to require a certain performance of any provision, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or the right of the party thereafter to enforce each and every provision.

11.  Severability

If any provision of this Agreement shall be held unenforceable or invalid, the remaining provisions shall continue in force.

12.  Assignment

Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other.

13.  Arbitration

Any controversy or claim arising out of, or relating to, this Agreement or a breach hereof shall be settled by arbitration in accordance with the rules then obtained from the American Arbitration Association.

14.  Entire Agreement

This Agreement constitutes the entire understanding between the parties and supersedes all other agreements between the parties with respect to the subject matter of this Agreement. There are no understandings, representations, or warranties of any kind, express or implied, not expressly set forth in this Agreement. No modification of this Agreement shall be effective unless in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month, and year first above written.

RONNIE CASE


/s/  Ronnie Case


CHAOS GROUP, INC.


By: /s/  Patrick Reynolds
Patrick Reynolds, President